Exhibit 3.3

COMMONWEALTH OF PUERTO RICO

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

EVERTEC, INC.

REGISTRY NUMBER: 206,131

EVERTEC, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”), does hereby certify as follows:

1.    This Amendment to the Certificate of Incorporation (this “Amendment”) was duly adopted by the board of directors (the “Board”) of the Corporation and the stockholders of the Corporation in accordance with the provisions of Section 8.02(b)(1) of the General Corporations Law of the Commonwealth of Puerto Rico of 2009 (the “General Corporations Law”) (14 L.P.R.A. §§ 3682(b)(1)).

2.    This Amendment further amends provisions of the original certificate of incorporation of the Corporation, which was filed with the Department of State of the Commonwealth of Puerto Rico on April 13, 2012 (as amended on September 19, 2012, the “Original Certificate”).

3.    Effective as of the filing of this Amendment with the Department of State of the Commonwealth of Puerto Rico, the Original Certificate is hereby amended as follows:

(a)    Section 4.1 of the Original Certificate is hereby amended to read in its entirety as follows:

“Section 4.1 Authorized Capital Stock.

(a)    Effective as of [—] (the “Effective Time”), (i) each share of Class A Common Stock of the Corporation outstanding as of immediately prior to the Effective Time (“Old Class A Common Stock”) shall be subdivided into [—] shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and (ii) each share of Class B Non-Voting Common Stock of the Corporation outstanding as of immediately prior to the Effective Time (“Old Class B Common Stock”) shall be subdivided into [—] shares of Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Non-Voting Common Stock”). Any certificate or certificates representing Old Class A Common Stock shall, from and after the Effective Time, be deemed to represent the number of shares of Class A Common Stock into which the shares of Old Class A Common Stock have been subdivided. Any certificate or certificates representing Old Class B Common Stock shall, from and after the Effective Time, be deemed to represent the number of shares of Class B Non-Voting Common Stock into which the shares of Old Class B Common Stock have been subdivided. Each holder of record of a certificate or certificates representing outstanding shares of Old Class A Common Stock shall be entitled to receive upon surrender of such certificate or certificates to the Corporation for cancellation, a certificate or certificates representing the number of shares of Class A Common Stock into which the shares of Old Class A Common Stock have been subdivided. Each holder of record of a certificate or certificates representing outstanding shares of Old Class B Common Stock shall be entitled to receive upon surrender of such certificate or certificates to the Corporation for cancellation, a certificate or certificates representing the number of shares of Class B Non-Voting Common Stock into which the shares of Old Class B Common Stock have been subdivided.

(b)    The total number of shares of capital stock that the Corporation is authorized to issue is [—], consisting of [—] shares of common stock, par value $[—] per share (“Common Stock”), and subject to Section 4.2 hereof, [—] shares of preferred stock, par value $[•] per share (“Preferred Stock”). The Common Stock shall be divided into two classes as follows: (i) Class A Common Stock, of which the Corporation shall have the authority to issue [—] shares; and (ii) Class B Non-Voting Common Stock, of which the Corporation shall have the authority to issue [—] shares.

(c)    The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not to less than the number of shares then outstanding) by (i) the affirmative vote of holders of a majority of the Class A Common Stock of the Corporation entitled to vote and (ii) (A) prior to the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Class A Common Stock then outstanding, the written consent of such Principal Stockholder and (B) following the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 20% of the Common Stock then outstanding, the written consent of such Principal Stockholder. The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are set forth in this ARTICLE IV.”

(b)    Section 4.3(c)(1) of the Original Certificate is hereby amended to read as follows:

“1.    In connection with a Qualified Public Offering, at the election of the Board, each share of Class B Non-Voting Common Stock outstanding as of the time specified by the Board shall automatically convert into one share of Class A Common Stock, subject to adjustments as determined by the Board for stock dividends, stock splits or stock combinations (an “Automatic Conversion”). The Automatic Conversion shall occur at the time specified by the Board, which may be at any time immediately prior to or after the effectiveness of the registration statement filed in connection with such Qualified Public Offering. The Board’s election to cause the Automatic Conversion shall require the approval of (i) a majority of the entire Board and (ii) for so long as any Principal Stockholder’s Proportionate Percentage is at least 20%, at least one Director nominated by such Principal Stockholder. At the request of the Initial Requesting Holder in connection with an Initial Demand Registration, if (A) it is necessary to comply with the rules and regulations of any applicable Self-Regulatory Organization or (B) if the managing and lead underwriters, in their reasonable judgment, determine that it is advisable and inform the Initial Requesting Holder and the Corporation of such determination, the Board will cause an Automatic Conversion.”

IN WITNESS WHEREOF, the undersigned hereby swears that the facts herein stated are true, this [—] day of [—], 2013.